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          THE PROVIDENT BANK
          COMMERCIAL BANKING

          One East Fourth Street
          Cincinnati, Ohio 45202
          513/579-2736
          Telecopy:  513/579-2201

          PAUL L. KNUCKLES
          Vice President


March 18, 1996



Mr. Ronald Clark
Controller
Health Images, Inc.
8601 Dunwoody Place
Atlanta, GA 30350

RE:  Loan Covenant Violation 12/31/95
     Loan and Security Agreement dated March 27, 1995

Dear Ron:

As Agent, this letter will serve as our written consent to waive the following two loan covenants for the 12-31-95 reporting period.

Section 6.3 Limitation on Capital Expenditures, is hereby waived to allow Capital Expenditures of $11,700,000 in lieu of $11,500,000 for the FYE reporting period of 12-31-95. Future annual reporting periods will revert back to maximum Capital Expenditures of $11,500,000.

Section 6.8 Consolidated Liabilities/Consolidated Tangible Net Worth, is hereby waived to allow a maximum ratio of 2.41 in lieu of 2.25 for the reporting period of 12-31-95. Future reporting periods will revert back to a maximum ratio not greater than 2.25 to 1.

Sincerely,


/s/ Paul L. Knuckles
Paul L. Knuckles
Vice President

PLK:kab

cc:    Mark Crosswell
       SouthTrust Bank of Georgia